MEMORANDUM OF AGREEMENT

This agreement is made by and between:

1.
Royal Invest International Corporation a publicly traded corporation trading on the Over the Counter (“OTC”) under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA, legally represented by its CEO Mr. Jerry Gruenbaum and/or Royal Invest Europe BV - hereinafter jointly and individually referred to as  “BUYER”

and

2.	Machine Transport Midden Nederland BV, registered at the Chamber of Commerce number, 30157069 located Brouwersstraat 138 C, 2231 HV Rijnsburg, in The Netherlands;

3.	FVG BV, Osdorperweg 518 E, 1067 SX registered at the Chamber of Commerce number 33242164, located, in The Netherlands;

4.	Emile-Staete BV, Osdorperweg 518 E, 1067 SX, registered at the Chamber of Commerce number 33136291, located, in The Netherlands;

5.	Rico Staete BV, registered at the Chamber of Commerce number 33288149, located, in The Netherlands;

Parties 2 up to and including 5 hereinafter jointly and individually referred to as “SELLER” and legally represented by L.J.C.M. Kassing

And

6.	E.C.M. Hoff Holding BV, registered at the Chamber of Commerce number, 4376171, located in The Netherlands, legally represented by D. Havenaar, “DEAL MANAGER”

For purposes of this agreement BUYER and SELLER are collectively referred to as “PARTIES” and individually referred to as a “PARTY”.

Whereas:

1.	PARTIES desire to confirm the intermediate outcome of the negotiations which have taken place from January 2007 till to date by means of this agreement.

2.	SELLER is the owner of the commercial properties, accompanying premises and parking areas located at:

1.	Meijlweg 7, in Vianen, the Netherlands
2.	Berenkoog 53, Alkmaar, the Netherlands
3.	Keulsekade 21, Utrecht, the Netherlands
4.	Edisonweg 9, Woerden, the Netherlands
5.	De Schans 1802, Lelystad, the Netherlands
6.	Franciscusweg 8-10, Hilversum, the Netherlands
7.	Tackenweide 48, Emmerich, Germany

Hereafter referred to as the “PROPERTIES”.

3.
The current officers and directors of Royal Invest International Corp – including Mr Jerry Gruenbaum and Mr Nathan Lapkin - are not directly or indirectly affiliated to SELLER and /or DEAL MANAGER in any fashion what so ever.

Therefore:

In consideration of the potential undertakings and future covenants set forth in this agreement “PARTIES” agree as follows.

1.
The “BUYER” will acquire the “PROPERTIES” as far as these are located in The Netherlands for the amount of 32.916.000 Euro (thirty-two-million-nine-hundred-sixteen-thousand) including transfer costs – excluding the costs for the notarial deeds. Under specific conditions, transfer costs for the Dutch properties are to be paid for by the “SELLER” in as far as relating to Dutch real estate transfer costs.  The BUYER” will acquire the “PROPERTIES” as far as these are located in Germany for the amount of 4.750.000 Euro (four-million-seven-hundred-fifty-thousand) excluding transfer costs. Transfer costs for the German properties are to be paid for by the “BUYER”. This transaction will be confirmed by “PARTIES” by means of one or more formal purchase agreement(s).  The terms of the agreed acquisition will be more particularly set forth in one or more purchase agreements and one or more definitive agreements (collectively the definitive agreements) to be mutually agreed upon by the “PARTIES”. Under the condition of due diligence and at the discretion of BUYER, the PROPERTY can also be purchased through the purchase of the shares in a corporation which fully owns the PROPERTIES.

2.
PARTIES identify and agree that the location Emmerich, Germany mentioned above will be transferred by the sale and delivery of 94% of the issued and outstanding shares in Rico-Staete B.V. – whereby the shares purchased by BUYER will have all economical ownership rights. The attached balance sheet as per March 31, 2007 reflects a net asset value of € 1.038.969 (Annex 1). If and when the transfer will be effectuated, the interim balance sheet as per the date of March 31, 2007 will taken as the moment for the economical date of transfer. PARTIES indentify and agree that BUYER has to refinance the current mortgage loan taken up by Rico-Staete B.V. at the moment of delivery to the amount of approximately € 3.560.000.

3.
All properties not being transferred through the sale and delivery of shares will be transferred on basis of the status per June 1, 2007 (whereby all income and costs relating as from that date onwards are for the account of BUYER – all to be determined and agreed between parties within two months following any transfer).

4.
Determination of the number of shares to be issued by BUYER to SELLER as well as the final purchase price payable will based on the lower of a fixed currency exchange rate of the US$ / EURO of 1,36 or the currency exchange rate effectively as per July 1, 2007. The shares acquired by SELLER or a group company of SELLER will be delivered to this party no later than the Final Closing Date in the definitive agreements.

5.
The BUYER intends to fund the purchase by obtaining a bank loan of 31,000,000 Euro (thirty-one-million) from the Bank of Scotland. An amount of the purchase price payable limited to 7.704.476 Euro (seven-million-seven-hundred-and four-thousand and four-hundred-seventy-six) will firstly be recorded as a convertible debentures and subsequently financially reorganized by conversion into the equivalent of a number of shares of the BUYER’s company common stock delivered in certificates bearing DEAL MANAGER’s or designated names with a lock-up period of 24 months upon issue at an agreed share price of  0.10 US Dollar;

6.
BUYER will issue 1,000 (one-thousand) shares of the BUYER’s company preferred stock delivered in certificates bearing DEAL MANAGER’s or designated names at an agreed share price of 0.10 US Dollar payable in cash; Assumption is here that at closing of this deal these preferred shares will give the right to appoint one Member of RIIC’s Board of Directors and to request the Board organising a shareholders’ meeting.

7.
DEAL MANAGER has on behalf of Royal Invest Europe BV organized a term sheet for a bank loan. DEAL MANAGER’s services have been agreed upon on basis of the attached consultancy agreement disclosing the commissions payable.

8.
The parties will negotiate the terms and begin preparation of the Definitive Agreements that will govern all the above mentioned agreed items. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain but not limited to customary representations, warranties, covenants, indemnities and other agreements of the parties.

9.
The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Agreement, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

(a)	Satisfactory Results of Due Diligence
The satisfactory completion of due diligence investigation and acquisition audit by BUYER (as provided in paragraph 10) showing that the assets of SELLER and any actual or contingent liabilities against those assets, and the prospective business operations by SELLER or SELLER’s business are substantially the same as currently understood by BUYER as of the date of this Agreement (determined without regard to any documents which BUYER or any party may have previously delivered to BUYER).

(b)	Compliance
Satisfactory determination that the acquisition and prospective business operations by BUYER of SELLER’s business will comply with all applicable laws and regulations, including antitrust and competition laws.

(c)	Consents and Approvals
The approval and consent of the Definitive Agreements by the respective Boards of BUYER and SELLER and the receipt of the consents and approvals from all governmental entities, utility providers, railways, material vendors, lenders, landlords, customers, and other parties which are necessary or appropriate to the acquisition of  the prospective business operation by BUYER, and the receipt of all necessary governmental approvals including the expiration or termination of all required waiting periods.

(d)	Absence of Material Litigation or Adverse Change
There must be no pending or threatened material claims or litigation involving SELLER, and no material adverse change in the business prospects of BUYER operating SELLER’s business.

(e)	Delivery of Legal Opinions
Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

(f)	Muermans Deal
This deal should become effective simultaneously with the acquisition by BUYER of the Assen Property located at the Schepermaat 4 (probably through the purchase of controlling stock in Muermans Vastgoed 46 BV).

(g)	Financing
Up to July 31, 2007 the BUYER can waive its obligations under this Agreement when the financing by Bank of Scotland and/or any other bank has not provided sufficient backing for 80% of the purchase price payable.

(h)	Final transfer date
The delivery of the properties (or the shares in the company owning the respective property) will take place no later than four weeks upon the final approval on the financing. When the delivery of the properties takes place, the economical ownership will be effectively recorded as from June 1, 2006 and for shares in the company owning the respective property as per April 1, 2006.

10.
From the date of acceptance by the parties of the terms of this Agreement, until the negotiations are terminated as provided in paragraph 11 of this Agreement, SELLER will give BUYER and BUYER’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of SELLER as it relates to SELLER’s business and all of SELLER’s assets and liabilities (actual or contingent), including, without limitation, inspecting SELLER’s property and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of SELLER’s business. SELLER further agrees to provide BUYER with such additional information as may be reasonably requested pertaining to SELLER’s business and assets to the extent reasonably necessary to complete the Definitive Agreements.

11.
By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the Operations, except to the extent BUYER must disclose information to lenders and equity partners to obtain financing. If this proposal is terminated as provided in paragraph 14, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party. BUYER agrees to keep all material and information provided to it, under paragraph five above, confidential and to promptly return the same to SELLER upon termination of this Agreement. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 9-15.

12.
No party will make any public disclosure or issue any press releases pertaining to the existence of this Agreement or to the proposed acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Agreement. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 9-15.

13.
Except for breach of any confidentiality provisions hereof, no party to this Agreement shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 12. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Agreement, whether or not any of the transactions contemplated in this Agreement are consummated.

14.
This Agreement assumes the Parties to sign the intended Definitive Agreements based on the results of previous negotiations and the previous good constructive talks no later than on July 25th, 2007. The negotiations shall only fail if a confident cooperation can no longer be ensured. Such a situation may not be caused intentionally by any of the Parties. The Parties do have the intention to sign the intended Definitive Agreements. The failure of the negotiations shall be announced in writing by a Party who shall also specify the reasons. This Party shall be entitled to convene a new negotiation meeting within two weeks in order to eliminate the grounds for failure and/or to claim damages on basis of the current status of negotiations – whereby this Party proofs that the reasons for the failure of the negotiations are not due to this Party and/or the other Party has no material evidence on failure due to issues arising from the due diligence review whereby one of the Parties can not guarantee adequately to the other Party that the SELLER’s business is substantially the same as currently understood by BUYER.

15.
Parties agree that neither of them nor any of their affiliates will pursue, solicit or discuss any opportunities for any party other than to acquire or otherwise control the Operations until this Agreement is terminated by Parties or mutually by Parties or any of the events in paragraph 14 do not occur by the dates stated and Parties in writing that they are pursuing other buyers for the PROPERTIES.

16.	This Agreement shall be governed by, and construed and interpreted under the laws of The Netherlands.

BUYER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

Royal Invest International Corp.  ( BUYER )
Represented by Jerry Gruenbaum

Signature:   /s/ Jerry Gruenbaum, CEO                                            Date: May 25, 2007

SELLER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

Machine Transport Midden Nederland b.v.,  FVG BV, Emile-Staete BV, Rico Staete  BV
(SELLER)

Represented by L.J.C.M. Kassing

Signature:   /s/ L.J.C.M. Kassing                                                     Date: May 25, 2007

DEAL MANAGER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

E.C.M. Hoff Holding BV.  ( DEAL MANAGER )
Represented by D. Havenaar

Signature:   /s/ David Havenaar                                                      Date: May 25, 2007